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                                                                    Exhibit 99.1

[LOGO]United
      Rentals
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FOR IMMEDIATE RELEASE
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                 UNITED RENTALS REPORTS SECOND QUARTER RESULTS

     GREENWICH, CT, July 25, 2001 - United Rentals, Inc. (NYSE:URI) today announced financial results for the second quarter ended June 30, 2001. The Company reported revenues of $768 million compared with $730 million reported for the second quarter of 2000. Rental revenues were 75.8% of total revenues, sales of rental equipment were 4.3%, and sales of other equipment and merchandise and other revenues were 19.9%. Sharing of equipment among branches generated 10.7% of second quarter rental revenues, up from 10.3% in the second quarter of 2000. The Company's equipment utilization rate in the quarter was 63.9%, up from 62.8% in the year ago period. Same store rental revenue grew 7.9% compared with the year ago quarter. Rental rates declined 0.9% in the second quarter compared with the second quarter of 2000.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were $255 million, compared with $248 million in the same period last year. Net income for the quarter was $49.4 million, compared with $47.2 million in the same period last year. Diluted earnings per share for the second quarter were $0.52, compared with $0.51 reported in last year's second quarter. Results for the quarter exclude a $28.9 million charge ($0.20 per diluted share) for restructuring expenses and a $25.9 million charge for debt refinancing ($0.18 per diluted share). The weighted average number of fully diluted shares during the second quarter was 94.2 million shares, compared with 92.0 million shares a year ago.

     Bradley Jacobs, chairman and chief executive officer, said, "The results reported today demonstrate our ability to grow the business even in a challenging economic climate. Our same store rental revenue, equipment utilization and sharing of equipment between branches all increased on a year-over-year basis. We also closed 18 under-performing branches and are in the process of closing an additional 13 branches. During the quarter, we expanded our securitized receivables line of credit from $100 million to $250 million at a current interest rate of 4.6%."

     For the six-month period ended June 30, 2001, revenues were $1.39 billion, compared with $1.31 billion reported for the first six months of 2000. EBITDA for the period was $425 million compared with $426 million in the same period last year. Net income for the six-month period was $52.8 million in 2001 compared with $64.6 million reported in last year's first six months. Diluted earnings per share were $0.57, compared with $0.70 reported in the same six-month period of 2000. Results for the six months exclude a $28.9 million charge ($0.21 per diluted share) for restructuring expenses and a $25.9 million charge for debt refinancing ($0.18 per diluted share). The weighted average number of diluted shares outstanding for the first six months of 2001 was 92.9 million shares, compared with 92.4 million shares in the same period last year.
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     The Company will conduct an investor conference call at 11:00 AM EDT today.
Interested parties can participate in this call by dialing 1-913-981-5515. The conference call will also be broadcast live over the Internet at www.vcall.com,
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and a replay of the call will be available to all investors on the Company's web site at www.unitedrentals.com for 10 days beginning shortly after the conference
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call.

     United Rentals, Inc. is the largest equipment rental company in North America, with more than 740 locations in 47 states, seven Canadian provinces, and Mexico. The Company's 15,000 employees serve over 1.2 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. Additional information about United Rentals is available at the Company's web site at http://www.unitedrentals.com.
                                                  -----------------------------

     Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "may," "will," "should," "on track" or "anticipate" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable industry conditions could lead to a decrease in demand for the Company's equipment and to a decline in prices and rental rates, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company cannot be certain that it will have access to the additional capital that it may require or that its cost of capital will not increase, (4) acquisitions may become more expensive, may have undisclosed liabilities and may be more difficult to integrate, and (5) the Company is highly dependent on the services of its senior management. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. The Company makes no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.
                                     # # #

Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com
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                             UNITED RENTALS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
                         (000's except per share data)

                                                   Three months ended          Six months ended
                                                        June 30                    June 30
                                                  2001           2000        2001             2000
                                                  ----           ----        ----             ----
Revenues:
   Equipment rentals                            $582,368       $511,534   $1,043,750       $  911,632
   Sales of rental equipment                      33,117         84,839       72,239          155,171
   Sales of equipment and merchandise
      and other revenues                         152,528        133,573      271,128          242,105
                                                --------       --------   ----------       ----------
Total revenues                                   768,013        729,946    1,387,117        1,308,908

Cost of revenues:
  Cost of equipment rentals,
    excluding depreciation                       270,103        222,314      500,136          396,614
  Depreciation of rental equipment                81,553         85,532      158,354          159,035
  Cost of rental equipment sales                  19,305         50,082       42,381           91,168
  Cost of equipment and merchandise
    sales and other operating costs              110,989        100,220      197,616          184,309
                                                --------       --------   ----------       ----------
Total cost of revenues                           481,950        458,148      898,487          831,126
                                                --------       --------   ----------       ----------

Gross profit                                     286,063        271,798      488,630          477,782

Selling, general and administrative expenses     112,822        109,119      221,715          210,969
Restructuring charge                              28,922                      28,922
Non-rental depreciation and amortization          27,131         20,703       53,238           40,721
                                                --------       --------   ----------       ----------

Operating income                                 117,188        141,976      184,755          226,092

Interest expense                                  61,934         61,402      124,339          115,960
Other (income) expense, net                        7,605           (108)       6,935             (312)
                                                --------       --------   ----------       ----------

Income before provision for income taxes
  and extraordinary item                          47,649         80,682       53,481          110,444
Provision for income taxes                        22,714         33,483       25,134           45,834
                                                --------       --------   ----------       ----------

Income before extraordinary item                  24,935         47,199       28,347           64,610
Extraordinary item                                11,317                      11,317
                                                --------       --------   ----------       ----------

Net income                                      $ 13,618       $ 47,199   $   17,030       $   64,610
                                                ========       ========   ==========       ==========
Diluted earnings per share before
  extraordinary item                            $   0.26       $   0.51   $     0.31       $     0.70
                                                ========       ========   ==========       ==========

Diluted earnings per share                      $   0.14  (a)  $   0.51   $     0.18  (a)  $     0.70
                                                ========       ========   ==========       ==========

Weighted average diluted shares outstanding       94,155         91,958       92,932           92,423

(a) Diluted earnings per share were $0.52 and $0.57 for the three months and six months ended June 30, 2001 before deducting $0.38 and $0.39 per share, respectively, of charges for restructuring expenses and debt refinancing.